Exhibit 99.1

[Logo of Michael Foods, Inc.]

NEWS

301 Carlson Parkway ■ Suite 400 ■ Minnetonka, MN 55305 ■ (952) 258-4000 FAX (952) 258-4911 Visit Michael Foods, Inc. on the Internet: www.michaelfoods.com

CONTACT:	Mark D. Witmer Treasurer & Secretary (952) 258-4906

For Immediate Release

MICHAEL FOODS REPORTS 2006 RESULTS

MINNETONKA, March 26 — Michael Foods, Inc. today reported financial results for 2006. Net earnings for the year ended December 31, 2006 were $19.2 million, compared to $38.9 million in the 2005 period, a decrease of 51%. Net sales for the year ended December 31, 2006 increased slightly to $1,247.3 million, compared to $1,242.5 million in the 2005 period. Net earnings for the three months ended December 31, 2006 were $4.6 million, compared to $14.5 million in the 2005 period, a decrease of 68%. Net sales for the three months ended December 31, 2006 were $332.1 million, compared to $327.3 million in the 2005 period, an increase of 1.5%.

Earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in our senior credit facility) for the year ended December 31, 2006 increased slightly to $180.9 million, compared to $180.6 million in the 2005 period. EBITDA for the three months ended December 31, 2006 was $50.8 million, compared to $49.7 million in the 2005 period, an increase of 2%. We use EBITDA as a measurement of our financial results because we believe it is indicative of the relative strength of our operating performance, it is used to determine incentive compensation levels and it is a key measurement contained in the financial covenants of our senior credit facility.

Commenting on the 2006 results, Chairman, Chief Executive Officer and President Gregg A. Ostrander said, “Although we faced notable challenges in 2006, we achieved our tenth straight record year of EBITDA growth. We operated in a difficult input cost environment within our Egg Division. Egg markets saw low levels early in the year, but strengthened substantially during the fourth quarter. We also experienced a substantial run-up in corn costs in the fourth quarter. With the rapid increase in our costs, we were unable to offset the cost increases in a timely manner with selective price increases. Both factors caused margin pressure in our largest division, Egg Products, resulting in a 4% decline in EBITDA for the division. As was true in 2005, the lower value-added portion of our Egg Products business operated at a loss, while the higher value-added products performed well in total, although at somewhat lower levels of operating profit than in 2005. Unit sales for the division rose by 2% for the year.” Regarding 2007, Ostrander said, “We are faced with on-going cost pressures in 2007. In particular, corn costs, driven by robust ethanol demand, are very high and show few signs of abating. Given this significant cost headwind and the egg product market’s lag in adjusting prices to reflect such cost increases, we expect similar margin pressure to continue in 2007.”

Ostrander continued, “Our other two divisions had good results in 2006, with each generating higher EBITDA than in 2005. Refrigerated Distribution EBITDA increased 14% year-over-year, driven by market share gains in branded cheese and lower market costs for cheese. Potato Products 2006 EBITDA rose by 7%, with both the foodservice and retail parts of the business showing good volume and earnings growth.”

Ostrander concluded, “Our free cash flow generation was once again strong in 2006. We prepaid another $60 million of credit facility debt in December.

Unaudited segment data follows (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Quarter ended December 31, 2006:
External net sales	$221,216	$78,916	$31,972	$—	$332,104
Net earnings	7,922	4,409	4,351	(12,091)	4,591
EBITDA*	36,083	7,491	7,875	(638)	50,811
Quarter ended December 31, 2005:
External net sales	$215,316	$82,342	$29,597	$—	$327,255
Net earnings	17,940	3,697	4,589	(11,730)	14,496
EBITDA*	36,572	6,330	7,626	(876)	49,652
Year ended December 31, 2006:
External net sales	$858,352	$275,016	$113,980	$—	$1,247,348
Net earnings	34,869	11,975	12,400	(40,089)	19,155
EBITDA*	137,134	23,086	25,155	(4,510)	180,865
Year ended December 31, 2005:
External net sales	$860,925	$279,328	$102,245	$—	$1,242,498
Net earnings	52,610	10,027	11,236	(35,014)	38,859
EBITDA*	142,205	20,318	23,443	(5,381)	180,585

*	As defined in our senior credit facility.

We believe EBITDA is a widely accepted financial indicator used to analyze and compare companies on the basis of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles.

The following table reconciles our net earnings to EBITDA for the quarter ended December 31, 2006 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Net earnings (loss)	$7,922	$4,409	$4,351	$(12,091)	$4,591
Interest expense, excluding amortization of debt issuance costs	123	—	—	13,544	13,667
Amortization of debt issuance costs	—	—	—	3,601	3,601
Income tax expense	8,676	1,990	1,968	(5,440)	7,194
Depreciation and amortization	15,796	1,019	1,478	3	18,296
Equity sponsor management fee	—	—	—	439	439
Industrial revenue bonds related expenses	250	—	—	—	250
Other	4,030	73	78	(694)	3,487

	36,797	7,491	7,875	(638)	51,525
Less:
Unrealized gains on swap contracts	714	—	—	—	714

EBITDA (as defined in our senior credit facility)	$36,083	$7,491	$7,875	$(638)	$50,811

The following table reconciles our net earnings to EBITDA for the quarter ended December 31, 2005 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Net earnings (loss)	$17,940	$3,697	$4,589	$(11,730)	$14,496
Interest expense, excluding amortization of debt issuance costs	115	—	—	11,573	11,688
Amortization of debt issuance costs	—	—	—	445	445
Income tax expense	2,738	1,348	1,466	(5,896)	(344)
Depreciation and amortization	14,731	1,182	1,460	8	17,381
Equity sponsor management fee	—	—	—	485	485
Industrial revenue bonds related expenses	243	—	—	—	243
Other	892	103	111	4,239	5,345

	36,659	6,330	7,626	(876)	49,739
Less:
Unrealized gains on swap contracts	87	—	—	—	87

EBITDA (as defined in our senior credit facility)	$36,572	$6,330	$7,626	$(876)	$49,652

The following table reconciles our net earnings to EBITDA for the year ended December 31, 2006 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Net earnings (loss)	$34,869	$11,975	$12,400	$(40,089)	$19,155
Interest expense, excluding amortization of debt issuance costs	415	—	—	51,475	51,890
Amortization of debt issuance costs	—	—	—	4,743	4,743
Income tax expense	24,465	6,160	6,388	(20,719)	16,294
Depreciation and amortization	64,443	4,492	5,913	10	74,858
Equity sponsor management fee	—	—	—	1,809	1,809
Industrial revenue bonds related expenses	996	—	—	—	996
Other	11,097	459	454	(1,739)	10,271

	136,285	23,086	25,155	(4,510)	180,016
Minus:
Unrealized gains on swap contracts	(849)	—	—	—	(849)

EBITDA (as defined in our senior credit facility)	$137,134	$23,086	$25,155	$(4,510)	$180,865

The following table reconciles our net earnings to EBITDA for the year ended December 31, 2005 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Net earnings (loss)	$52,610	$10,027	$11,236	$(35,014)	$38,859
Interest expense, excluding amortization of debt issuance costs	394	—	—	44,898	45,292
Amortization of debt issuance costs	—	—	—	1,993	1,993
Income tax expense	22,404	5,148	5,456	(18,742)	14,266
Depreciation and amortization	59,214	4,624	6,243	11	70,092
Equity sponsor management fee	—	—	—	2,036	2,036
Industrial revenue bonds related expenses	964	—	—	—	964
Other	6,993	519	508	(563)	7,457

	142,579	20,318	23,443	(5,381)	180,959
Minus:
Unrealized gains on swap contracts	374	—	—	—	374

EBITDA (as defined in our senior credit facility)	$142,205	$20,318	$23,443	$(5,381)	$180,585

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products and refrigerated potato products. Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company and Northern Star Co.

Condensed consolidated statements of earnings are as follows:

Michael Foods, Inc.

Consolidated Statements of Earnings

(000’s, unaudited)

	Quarter ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Net sales	$332,104	$327,255	$1,247,348	$1,242,498
Cost of sales	270,842	265,437	1,016,832	1,005,418

Gross profit	61,262	61,818	230,516	237,080
Selling, general & administrative	29,359	30,405	133,287	130,833
Plant closing expenses	3,139	—	3,139	—

Operating profit	28,764	31,413	94,090	106,247
Interest expense, net	16,979	11,969	55,928	47,119
Loss on early extinguishment of debt	—	5,548	—	5,548

Earnings before income taxes and equity in earnings (losses) of unconsolidated subsidiary	11,785	13,896	38,162	53,580
Income tax expense (benefit)	7,194	(344)	16,294	14,266

Earnings before equity in earnings (losses) of unconsolidated subsidiary	4,591	14,240	21,868	39,314
Equity in earnings (losses) of unconsolidated subsidiary	—	256	(2,713)	(455)

NET EARNINGS	$4,591	$14,496	$19,155	$38,859

Selected Balance Sheet Information (unaudited):

	December 31, 2006	December 31, 2005
Cash and equivalents	$21,576	$42,179

Accrued interest	2,497	2,632

Total debt, including current maturities	645,794	709,723

Certain items in this release may be forward-looking statements. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Risks and uncertainties also include how the Company’s cash management activities, and those of its customers and suppliers, along with the Company’s growth plans, affect working capital components. Also, the Company faces normal, and at times notable, variances in the supply of, and demand for, eggs, grain feed inputs, and cheese, which can result in pricing and profit margin volatility for certain egg products and cheese. As a result, the Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

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03-26-07